Exhibit 99.1

SOURCES AND USES OF FUNDS AND PRO FORMA DEBT

The table below sets forth the estimated sources and uses of funds in connection with certain transactions in connection with the Acquisition, assuming they occurred on September 30, 2019, and based on estimated amounts outstanding on that date. The actual amounts are subject to adjustments and may differ from the estimated amounts shown below depending on several factors, including, among others, the share price of our common stock, the number of Allergan ordinary shares and Allergan equity awards outstanding on the closing date of the Acquisition, accrued interest on our indebtedness subsequent to September 30, 2019, changes made to the sources of the contemplated financings and differences from our estimated fees and expenses. You should read the following together with the information included under the captions “Summary—The Acquisition,” “Capitalization” and “Description of Other Indebtedness” included elsewhere in this offering memorandum and financial information incorporated by reference into this offering memorandum.

Sources	Amount	Uses	Amount

(Amounts in billions)
AbbVie cash	$7	Acquisition consideration(3)	$63
New debt(1)	33	Allergan debt(2)	23
Allergan debt(2)	23	Estimated fees and expenses(4)	1
New AbbVie equity(3)	23
Total sources	$86	Total uses	$86

(1)	Includes proceeds from expected borrowings under the Acquisition Term Loan and the estimated proceeds from this offering (without giving effect to the initial purchasers’ discounts and estimated offering expenses and fees).

(2)	$19.5 billion of the Allergan debt is the subject of the Exchange Offers (based on exchange rates in effect as of September 30, 2019). See “Summary—The Exchange Offers and Consent Solicitations.” Allergan debt also includes $500.0 million aggregate principal amount outstanding of Allergan’s Floating Rate Notes and $2,526.0 million aggregate principal amount outstanding of Allergan’s 3.000% Senior Notes, in each case due March 12, 2020.

(3)	Calculated based on (i) the assumption that each Allergan ordinary share will be exchanged for $120.30 of cash and 0.8660 of a newly issued share of AbbVie common stock; (ii) the number of outstanding Allergan ordinary shares as of November 1, 2019, of which there were 328.3 million shares; (iii) the assumption that each Allergan equity award is substituted for a corresponding AbbVie equity award as determined in accordance with the Transaction Agreement; and (iv) the closing stock price of the Company’s shares of common stock as of June 24, 2019, which was $78.45 per share. If the payment of the Acquisition consideration would result in the issuance of AbbVie shares of common stock in excess of 19.99% of the aggregate shares of AbbVie common stock outstanding immediately prior to the completion of the Acquisition (as reasonably determined by AbbVie), the exchange ratio of 0.8660 will be reduced in accordance with the terms of the Transaction Agreement.

(4)	Represents estimated fees and expenses associated with the Acquisition, including financing fees, advisor and professional fees, transaction fees and other transaction costs.

The following table sets forth certain metrics relating to our capitalization as of September 30, 2019 on a pro forma as adjusted basis to give effect to this offering and the Acquisition and the related transactions as if they had occurred on such date. You should read the data set forth in the table below in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes and the unaudited pro forma condensed combined financial statements incorporated by reference in this offering memorandum. The pro forma as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

As of September 30, 2019
(Amounts in billions)
Other Financial Data:
AbbVie and Allergan debt(1)(2)	$59
New debt(3)	$33
Total debt	$92

(1)	Excludes €1,400 million aggregate principal amount of AbbVie’s 0.375% Senior Notes due 2019 that were redeemed on October 18, 2019.

(2)	$19.5 billion of the Allergan debt is the subject of the Exchange Offers (based on exchange rates in effect as of September 30, 2019). See “Summary—The Exchange Offers and Consent Solicitations.” Allergan debt also includes $500.0 million aggregate principal amount outstanding of Allergan’s Floating Rate Notes and $2,526.0 million aggregate principal amount outstanding of Allergan’s 3.000% Senior Notes, in each case due March 12, 2020.

(3)	Includes proceeds from expected borrowings under the Acquisition Term Loan and the estimated proceeds from this offering (without giving effect to the initial purchasers’ discounts and estimated offering expenses and fees).